Exhibit 99.1

Douglas D. McKenney, CFA

Managing Director

Listing Qualifications

NASDAQ OMX

+1 301 978 8011

Sent via Electronic Delivery to: paul.ross@meade.com

October 22, 2008

Mr. Paul Ross

Chief Financial Officer

Meade Instruments Corp.

6001 Oak Canyon

Irvine, California   92618

Re:	Meade Instruments Corp.
Nasdaq Symbol: MEAD

Dear Mr. Ross:

As you well know, the last several weeks have been marked by unprecedented turmoil in U.S. and world financial markets.  While the equity markets have functioned well, this turmoil has significantly impacted investor confidence resulting in depressed prices for companies that otherwise remain suitable for continued listing.

Given these extraordinary market conditions, NASDAQ has determined to suspend enforcement of the bid price and market value of publicly held shares requirements through Friday, January 16, 2009.  In that regard, on October 16, 2008, NASDAQ filed an immediately effective rule change with the Securities and Exchange Commission to implement the suspension.  As a result, all companies presently in a bid price or market value of publicly held shares compliance period will remain at that same stage of the process and will not be subject to being delisted for these concerns.  These rules will be reinstated on Monday, January 19, 2009 and the first relevant trade date will be Tuesday, January 20, 2009.

Since your company had 110 calendar days remaining in its compliance period as of October 16th, it will, upon reinstatement of the rules, still have this number of days, or until May 11, 2009, to regain compliance.  The company can regain compliance, either during the suspension or during the compliance period resuming after the suspension, by achieving a $1 closing bid price for a minimum of 10 consecutive trading days.

NASDAQ believes that this temporary suspension will allow companies to focus on running their businesses, rather than satisfying market-based requirements that are largely beyond their control in the current environment.  Moreover, this temporary suspension should help to restore investor confidence in affected NASDAQ companies as the suspension will allow investors to make decisions without considering the likelihood of a very near-term delisting.  In the coming months, NASDAQ will continue to monitor the affect that market conditions are having on the operation of our rules.

If you have any questions, please contact Matthew Page, Listing Qualifications Analyst, at +1 301 978 8083.

Sincerely,